Exhibit 99.1

Castellum, Inc. Achieves CMMC Level 2 C3PAO Certification

VIENNA, Va., April 23, 2026 (GLOBE NEWSWIRE) -- Castellum, Inc. (NYSE-American: CTM) (“Castellum” “CTM”, “we” or the “Company”), a cybersecurity, electronic warfare, and software services company focused on the federal government, announces that it has achieved Cybersecurity Maturity Model Certification (“CMMC”) Level 2 following a comprehensive assessment conducted by an accredited Certified Third‑Party Assessment Organization (“C3PAO”).

This certification demonstrates that Castellum and all its subsidiaries meet the advanced cybersecurity requirements necessary for protecting Controlled Unclassified Information (“CUI”) in support of U.S. Department of Defense (“DoD”) programs. This achievement reflects Castellum’s longstanding commitment to safeguarding sensitive data, maintaining rigorous security practices, and supporting the modernization of cybersecurity across the defense industrial base.

With CMMC Level 2 certification, Castellum is positioned to:

•Support DoD programs requiring the protection of CUI.

•Respond to Requests for Proposals requiring CMMC Level 2 certification in line with its organic growth framework.

•Strengthen partnerships with prime and subcontractor partners.

•Demonstrate validated cybersecurity maturity to customers and stakeholders.

•Continue building a culture of security aligned with DoD expectations.

The CMMC program plays a critical role in protecting sensitive information throughout the defense supply chain. By achieving Level 2 certification, Castellum reinforces its commitment to meeting and exceeding those standards.

“Achieving CMMC Level 2 certification is a significant milestone for our organization,” said Drew Merriman, Chief Operating Officer of Castellum. “We met all 110 controls and 320 objectives of the Level 2 framework with no open Plan of Action and Milestones and a perfect 110 score. This demonstrates the strength of our security posture and our dedication to protecting the information entrusted to us by our customers and partners. I am proud of our team’s hard work and the robust processes they implemented that enabled a successful C3PAO assessment.

Having this certification is critical to continuing to grow and win contracts with DoD. We have implemented a step-by-step technical roadmap prioritizing milestones to enable continued growth. With CMMC complete, the next action on our roadmap is the overhaul and re-design of our company’s website, which we expect to launch during the second quarter.”

Glen Ives, President and CEO of Castellum, added, “CMMC is a strong validation of our capabilities and the discipline we bring to protecting sensitive information. As we sharpen our focus on both customer and investor engagement, we’re complementing our internal efforts with the support of our new Investor Relations partner, The Equity Group. We selected them for their deep experience in advising companies, their strong relationships within the investment community, and their ability to translate complex narratives into clear, compelling messaging. We believe we have a compelling story to share with the investment community, and The Equity Group’s expertise will help us communicate it more effectively, broaden our visibility in the market, and foster more meaningful dialogue. Together, I expect this to drive stronger, more sustained engagement with both our customers and the investment community.”

About Castellum, Inc.

Castellum, Inc. (NYSE-American: CTM) is a technology company focused on leveraging the power of information technology to help solve our Nation's most pressing national security challenges. CTM provides US government and commercial clients with Cybersecurity, Software Development, Systems Engineering, Information / Electronic Warfare, Program Support, and Data Analytics services. It also offers subject matter expertise in artificial intelligence / machine learning, 5G technologies, model-based systems engineering, program management, information assurance, intelligence analysis, and CMMC compliance. In addition to constantly innovating and enhancing its organic capabilities, Castellum is executing strategic acquisitions of firms that share our passionate commitment to US national security and have a history of bringing exceptional value to their clients. – For more information visit: https://castellumus.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 2lE of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company's expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as "estimate," "project," "believe," "anticipate," "shooting to," "intend," "in a position," "looking to," "pursue," "positioned," "will," "likely," "would," or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company's expectations for revenue growth, new customer opportunities, improvements to cost structure, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to differ (sometimes materially) from the results expressed or implied in the forward-looking statements, including, among others: the Company's ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; the impact on the Company's revenue due to a delay in the U.S. Congress approving a federal budget; and the Company's ability to maintain the listing of its common stock on the NYSE American LLC. For a more detailed description of these and other risk factors, please refer to the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") which can be viewed at www.sec.gov. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or the future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Investor Relations:

The Equity Group
Lena Cati
(212) 836-9611
lcati@theequitygroup.com

Val Ferraro
(212) 836-9633
vferraro@theequitygroup.com